Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Educational Development Corporation of our report dated May 29, 2019, relating to the financial statements of Educational Development Corporation, appearing in the Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2019.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

May 30, 2019